SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2013

Global Power Equipment Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 E. Las Colinas Boulevard, Suite 400

Irving, Texas 75039

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (214) 574-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 20, 2013, Mr. Dean J. Glover entered into a Separation Agreement (the “Separation Agreement”) with Global Power Equipment Group Inc. (the “Company”), under which he will leave his position as the Senior Vice President and President of the Products Division of the Company effective as of September 30, 2013 (the “Effective Date”).

Pursuant to the Separation Agreement, and contingent upon Mr. Glover’s execution and delivery of an executed release of claims, (i) Mr. Glover will receive the payments and benefits contemplated by Section 2(e)(iii) of the amended and restated employment agreement between Mr. Glover and the Company dated as of September 1, 2008 (the “Employment Agreement”) to which Mr. Glover would have been entitled upon termination of employment without “cause” in each case upon the terms, and subject to the conditions, of the Employment Agreement; (ii) the restricted share units granted to Mr. Glover in 2010, 2011 and 2012 and that remain outstanding immediately prior to the Separation Date (as defined in the Employment Agreement) will vest in full and without pro-ration as of the Separation Date pursuant to Section 2(e)(iii) of the Employment Agreement and; (iii) the restricted share units granted to Mr. Glover in 2013 and that remain outstanding immediately prior to the Separation Date will vest on a pro-rata basis, as determined pursuant to the applicable award agreement, as of the Separation Date. The Separation Agreement also provides for standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2013

Global Power Equipment Group Inc.

By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara
General Counsel, Secretary and
Vice President of Business Development